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[LETTERHEAD]


                                                                    EXHIBIT 5

July 30, 1998


Northstar Computer Forms, Inc.
1730 Northland Circle North
Brooklyn Park, Minnesota  55428


RE:  REGISTRATION STATEMENT ON FORM S-8

Dear Ladies and Gentlemen:

We have acted as counsel for Northstar Computer Forms, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "'33 Act") of 300,000 shares of the Company's common stock, $.05 per share par value (the "Common Stock") issuable under the Company's 1994 Employees' Incentive Stock Option Plan, as amended (the "Plan") and, subject to adjustment as provided therein, under the Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission.

We have made such legal and factual examinations and inquiries, including an examination of originals, or copies certified or otherwise identified to our satisfaction as being true reproductions of originals, of all such corporate records of the Company, agreements and other instruments, certificates of public officials and officers and representatives of the Company, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.

Without limiting the generality of the foregoing, in our examination, we have assumed without independent verification, that (i) each of the parties thereto has duly and validly executed and delivered each instrument, document and agreement to which such party is a signatory, and such party's obligation set forth therein are its legal, valid and binding obligations, enforceable in accordance with their respective terms, (ii) each natural person executing any such instrument, document or agreement is legally competent to do so, and (iii) all corporate records made available to us by the Company and all public records reviewed are accurate and complete.

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Northstar Computer Forms, Inc.
July 30, 1998
Page 2


Based upon the foregoing and having regard to legal considerations that we deem relevant, we are of the opinion that, when the shares of Common Stock have been registered under the '33 Act, and when the Company has received the consideration to be received for said shares in accordance with the provisions of the Plan and said shares of Common Stock have been issued by the Company as provided under the Plan, said shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Parsinen Kaplan Levy Rosberg & Gotlieb P.A.

/s/ Parsinen Kaplan Levy Rosberg & Gotlieb P.A.